Exhibit 10.12

2011 CORPORATE BONUS PLAN

1. Purpose. The purpose of this Bonus Plan is to motivate and encourage the employees of Qualys to achieve its stated goals and to assist the Company in attracting, motivating and retaining employees on a competitive basis.

2. Eligibility

(a) An officer or employee of the Company is designated as a Participant in the Plan and shall be eligible to participate in the Plan if he or she is a regular full-time or regular part-time employee (working greater than 20 hours a week) and he or she is not already participating in a separate Compensation Plan or MBO plan.

(b) New Hires. New employees hired in the first or second month of a quarter will be eligible to participate in the Plan for that quarter, such participation prorated based on the number of days employed in the quarter

(c) Termination of Employment. To be eligible for the bonus the employee must be employed as of the last day of the quarter.

(d) Absence during Performance Period. If a Participant is absent for a period of more than one-half of the scheduled workdays during a quarter, for any reason, the Participant’s bonus payment will be prorated based on the number of days the Participant actually worked compared to the total number of scheduled work days during that quarter.

3. Bonus Criteria

(a) Bonus Period. The Bonus Plan is effective from January 1, 2011 through December 31, 2011. Each calendar quarter is a separate bonus period.

(b) Bonus Level. A Participant’s level of participation in the Plan is set based on their grade level as determined by the Human Resources Department and is applied to the Participant’s base salary as of the last day of that quarter to determine the bonus amount.

(c) Objective Criteria: ASV Growth. The stated goal is the growth in company-wide bookings as represented by Annual Subscription Value (ASV) for the current quarter over the same quarter of the prior year. ASV is the sum of one year’s worth of subscribed revenues to Qualys for all new, renewal and upsell subscriptions contracted by customers and channel partners in each quarter. ASV is determined by policies and practices administered by the Controller and the final quarterly ASV amount is approved by the CFO.

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(d) Payout Calculation. A Participant’s bonus amount will be equal to 100% if the company-wide ASV is 22% or greater than it was in the same quarter of the prior year; the bonus will be equal to 25% if the company-wide ASV is 12% greater than it was in the same quarter of the prior year;

For ASV growth achievement between 12% and 17%, a sliding scale will be used by adding 5% to the bonus calculation for each additional whole percentage point of ASV growth achieved. For ASV growth achievement between 17% and 22%, a sliding scale will be used by adding 10% to the bonus calculation for each additional whole percentage point of ASV growth achieved. Here is the current year payout schedule:

ASV Growth	Payment percentage
12%	25%
13%	30%
14%	35%
15%	40%
16%	45%
17%	50%
18%	60%
19%	70%
20%	80%
21%	90%
22%	100%

(e) Bonus Payments. Bonus payments to Participants under this Plan will be made with the scheduled payroll at the end of the first month following the end of the calendar quarter. For example, the bonus payment for the quarter ending March 31 will be paid by April 30. Bonus payments are “gross” amounts, meaning that they constitute the full amount and that there will be no other increases (for example, to cover income taxes). The company will deduct from any payment under the Plan the amount of all applicable income and employment taxes, and any other amounts required by law to be withheld or deducted from such payment. None of the payments will be “benefits bearing” (i.e., the bonus amounts will not be used for purposes of determining any other company-provided benefits or compensation).

4. Administration. This Plan shall be administered by the Company’s CFO, who may make and apply such rules deemed desirable or necessary to administer the Plan in the best interests of the Company. All questions of interpretation or application of the Plan may be addressed in writing to CFO, who shall review each inquiry in good faith, and each such determination shall be final and binding.

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